                                                                     EXHIBIT 4.6

          THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST IN ACCORDANCE WITH RULE 24B-2 OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN ***.

                     ASSET PURCHASE AND ASSIGNMENT AGREEMENT

          This Asset Purchase and Assignment Agreement (this "Agreement") is entered into as of November 3, 2005, (the "Effective Date") by and among Mylan Pharmaceuticals Inc., a West Virginia corporation ("Mylan Pharms"), and Mylan Bertek Pharmaceuticals Inc., a Texas corporation ("Bertek") (Mylan Pharms and Bertek, referred to herein individually and collectively as "Seller"), and Vernalis (R&D) Limited, a United Kingdom company ("Buyer"). Buyer and Seller are each sometimes referred to herein as a "Party" and collectively as the "Parties."

          WHEREAS, Buyer desires to acquire the Acquired Assets (as defined herein) and assume the Assumed Liabilities (as defined herein) from Seller; and

          WHEREAS, Seller desires to sell to Buyer such Acquired Assets and assign to Buyer such Assumed Liabilities, all as more particularly set forth in this Agreement.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1

                           DEFINITIONS; INTERPRETATION

          1.1 Definitions. Capitalized terms used in this Agreement, unless otherwise defined, shall have the meanings set forth below:

          "Acquired Assets" shall mean all of the following: (i) the Acquired Intellectual Property, (ii) Seller's rights under the Assigned Contracts,
     (iii) without prejudice to the Retained Japanese Rights, the Permits, (iv) the Books and Records, (v) the items described in Part 1 of Schedule 2.4(b); and (vi) any other assets (if any) Controlled by Seller which relate solely to the Product. Notwithstanding any of the foregoing, the Acquired Assets shall not include the Excluded Assets or any other assets of the Seller. For the sake of clarity, Seller owns no equipment which is solely related to the Product.

          "Acquired Intellectual Property" shall mean (a) the Intellectual Property Rights set forth in Exhibit A; and (b) all Intellectual Property Rights owned or Controlled by Seller used solely for or in connection with the Product.

          "Affiliate" shall mean, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition only, the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

          "Assigned Contracts" shall mean the Contracts set forth on Exhibit B hereto.

          "Assumed Liabilities" shall mean, subject to the terms and conditions of this Agreement, the following liabilities and obligations of Seller to the extent related to the period on and following Closing: (i) all liabilities, obligations, responsibilities and commitments of Seller under the Assigned Contracts, except those liabilities related to the Cost of Goods as described n Section 2.2 of the Transition Period Services Agreement which liability for Cost of Goods will be assumed by Buyer following the transition of the supply chain activity Services to Buyer as described in Section 1.5 of the Transition Period Services Agreement and
     (ii) all regulatory liabilities, obligations, responsibilities and commitments of Seller pursuant to or arising from the Permits including, without limitation, the Post-Marketing Commitments.

          "Books and Records" shall mean the books, records, documentation, data, databases (excluding Third Party software), and other information described in Exhibit F hereto.

          "Business Day" shall mean any day on which banking institutions are not required or authorized to close in New York, New York.

          "Buyer's Knowledge" means Buyer's and its Affiliates' knowledge having made reasonable investigation with respect to any such facts and information.

          "Contract" shall mean any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement, whether written or oral.

          "Control" shall mean possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (without the need to obtain consent), to assign, or grant a license, sublicense or other right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

          "Encumbrances" shall mean any claim, lien, pledge, option, charge, deed of trust, security interest, mortgage, encumbrance, restriction on transfer (such as a right of first refusal or other similar rights, but not including any restrictions on transfer arising under federal or state securities laws), defect of title or other similar right of any Third Party whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

          "Excluded Assets" shall mean the

          (a) Retained Japanese Rights;

          (b) all Contracts other than the Assigned Contracts provided that upon assignment of the Vetter Agreement to the Buyer, the Vetter Agreement shall be an Assigned Contract; and

          (c) all inventory of Product other than that listed in Part 1 of
     Schedule 2.4(b)

          "Excluded Liabilities" shall mean all debts, obligations, taxes, duties and liabilities of Seller and its Affiliates (all of which are expressly excluded from the purchase and sale contemplated hereby), other than the Assumed Liabilities. For the sake of clarity, Excluded Liabilities shall include (i) any liability or obligation of Seller under this Agreement and the other Transaction Documents, (ii) any payment or credit obligation under an Assigned Contract which arises after Closing but which relates to sales occurring, or services or activities conducted prior to, Closing, and (iii) all other liabilities of Seller other than as expressly contemplated by the definition of "Assumed Liabilities."

          "FDA" shall mean the U.S. Food and Drug Administration, or any successor entity thereto.

          "FDCA" shall mean the Federal Food, Drug and Cosmetic Act of 1938, as amended.

          "Governmental Entity" shall mean any federal, state, local or foreign governmental, regulatory or administrative body, agency, department, board, commission or governmental entity or unit, any court or judicial governmental entity, any public, private or industry regulatory governmental entity, whether federal, state, local, foreign or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any Law.

          "IND" shall mean the Investigational New Drug Application 52,844.

          "Intellectual Property Rights" means the rights associated with or arising out of any of the following: (a) trade secret rights and corresponding rights in confidential information and other non-public information (whether or not patented or patentable), including ideas, formulas, compositions, inventor's notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information; (b) all trademarks, service marks, logos, domain names, copyrights, database rights, design rights, trade dress and trade names, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith; and (c) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

          "Interim Agreement" shall mean the agreement set out in Exhibit G.

          "Law" or "Laws" shall mean any applicable federal, state, local or foreign law, statute, constitution, ordinance, decree, requirement, code, order, judgment, injunction, restriction, rule or regulation in effect of any Governmental Entity.

          "Loss" or "Losses" shall mean any and all losses, liabilities, costs, deficiencies, fines, damages, penalties and expenses, and any legal or other reasonable expenses incurred in connection with investigating or defending any claim, whether or not resulting in damages; provided, however, that indirect, incidental, consequential and punitive damages shall not be included in any calculation of "Losses" except to the extent awarded in a Third Party claim.

          "NDA" shall mean the New Drug Application 21-264.

          "North America" shall mean the United States of America, its territories and possessions (including the freely-associated Commonwealth of Puerto Rico), Canada and Mexico.

          "Open Final Study Reports" shall have the meaning given to it in the Transition Period Services Agreement.

          "Orphan Drug Designation" shall mean the FDA's act of granting a request for designation of the Product as intended for a rare disease or condition pursuant to the Orphan Drug Act 1983 Section 526 or 21 CFR 316.24.

          "Permits" shall mean the NDA, IND, and the Orphan Drug Designation.

          "Person" shall mean an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or any Governmental Entity.

          "Post-Marketing Commitments" shall mean any and all obligations, responsibilities and commitments required by the FDA and/or other Governmental Entity with respect to the Product and/or the Permits, whether outstanding as of Closing or arising thereafter, except the Open Final Study Reports which Seller shall be responsible for completing to the extent and only to the extent set forth in the Transition Period Services Agreement. Buyer acknowledges that attached hereto as Exhibit E is the status of the outstanding Post-Marketing Commitments as of the Effective Date.

          "Product" shall mean the pharmaceutical product APOKYN(TM) (apomorphine hydrochloride subcutaneous injection), as described on Exhibit C hereto.

          "Registered IP" means any Acquired Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity, including any trademark registrations and applications.

          "Retained Japanese Rights" means the retained rights of Seller (a) to possess a copy of the NDA but excluding the right to use or exploit the same save as provided in (b) and (b) to convey to Britannia Pharmaceuticals, Limited or its nominee the transferable and sublicensable right to possess a copy of the NDA and to use the information and Intellectual Property Rights therein solely in Japan and solely for the purposes related to or relevant to the importation, use, development, manufacture, marketing and sale of apomorphine products (regardless of form or formulation) in Japan.

          "Seller's Knowledge" means Seller's and its Affiliates' knowledge having made reasonable investigation with respect to any such facts and information.

          "Taxes" shall mean all taxes, charges, fees, duties, levies, or other assessments of any kind whatsoever, including (without limitation) income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, and employees' income withholding, unemployment and Social Security taxes, which are imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax related thereto.

          "Tax Return" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

          "Third Party" shall mean any Person other than Buyer, Seller and their respective Affiliates.

          "Transaction Documents" shall mean this Agreement, the Transition Period Services Agreement, the Bill of Sale, the IP Assignments, and the other documents, instruments, exhibits, annexes, schedules, or certificates contemplated hereby and thereby.

          "Transition Period Services Agreement" shall mean that agreement between the Parties pertaining to the delivery of specified support services by Seller to Buyer for a limited period following Closing in the form specified in Exhibit D.

          "Vetter Agreement" shall mean the Supply Agreement by and between Mylan Pharmaceuticals Inc. and Vetter Pharma-Fertigung GmbH & Co. KG ("Vetter") dated as of April 1, 2004, as well as the corresponding Quality Agreement.

          1.2 Other Defined Terms. The following terms are defined in the sections indicated.

Bill of Sale........................   Section 3.2(c)
Closing.............................   Section 3.1
Confidentiality Agreement...........   Section 6.4
Costs...............................   Section 3.5
Disputes............................   Section 4.8(c)
Indemnified Party...................   Section 7.4(a)
IP Assignments......................   Section 3.3(c)
Purchase Price......................   Section 2.4
Required Consents...................   Section 3.3(f)
Services............................   Transition Period
                                       Services Agreement
Transfer Taxes......................   Section 6.5
Transition Team.....................   Transition Period
                                       Services Agreement

          1.3 Business Days. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon any day which is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding Business Day.

          1.4 Terminology. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word "including" shall mean "including, but not limited to"; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iv) words importing the singular shall also include the plural, and vice versa; and
     (v) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including any and all further statutory and regulatory provisions consolidating, amending, expanding, implementing, or replacing the statute or regulation.

                                    ARTICLE 2

                          PURCHASE AND SALE OF ASSETS;
                            ASSIGNMENT AND ASSUMPTION

          2.1 Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller at Closing, and Seller agrees to sell, transfer, convey, assign and deliver to Buyer at Closing, all of the Acquired Assets at Closing for the consideration specified below in Section 2.4.

          2.2 Assignment of Contracts and Permits.

     (a) Subject to the terms and conditions of this Agreement, Seller will assign and transfer to Buyer, and Buyer will accept and assume from Seller, effective as of Closing, Seller's right, title and interest in and to, the Assigned Contracts and all of the Permits save for the Retained Japanese Rights.

               Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any Contract or Permit or any claim or right or any benefit or obligation thereunder or resulting therefrom if an assignment or transfer thereof, without the consent of a Third Party thereto, would constitute a breach or violation thereof or is otherwise prohibited. If such consent is required or if an attempted assignment is ineffective, Seller shall use its commercially reasonable efforts to secure such consent as soon as possible after Closing and, pending receipt of such consent shall cooperate with Buyer to provide for Buyer the benefits under any such Assigned Contract or Permit.

     (b) In relation to those Contracts (other than the Assigned Contracts and the Vetter Agreement) copies of which are received by Buyer from Seller prior to Closing, Seller is free to terminate any such Contract. In Seller's sole discretion, Seller may, within sixty (60) days after Closing, present to Buyer any Contract regarding the Product or Acquired Assets for Buyer's consideration to assume. If Buyer provides written notice to Seller within ten (10) Business Days of such presentation by Seller that Buyer desires to assume said Contract, Seller will cooperate to effect such assignment of the Contract to Buyer. Any Contract so assumed shall be deemed to be an Assigned Contract as of Closing for the purposes of this Agreement and Exhibit B shall be deemed to be amended accordingly.

          2.3 Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities from and after Closing. Buyer will not assume or have any responsibility, however, with respect to any Excluded Liabilities.

          2.4 Purchase Price. In consideration for the sale of the Acquired Assets by Seller to Buyer, Buyer shall pay to Seller

          (a) an amount of Twenty-Three Million US Dollars (US $23,000,000.00) at Closing (the "Purchase Price"); and

          (b) an amount equal to a dollar-for-dollar true-up for the sum of (a) those items listed in Part 1of Schedule 2.4(b); and (b) any additional inventory of Product ordered by Seller on Buyer's instructions after the Closing and paid for by Seller pursuant to Section 2.2. of the Transition Period Services Agreement, less the amounts paid by Buyer for any such items and inventory pursuant to Section 2.2 of the Transition Period Services Agreement. Such amount shall be calculated and paid within thirty
     (30) days of expiry of receipt of the other items listed in Schedule 2.4(b) and of the inventory of Product remaining following expiry of the Service Period of the Supply Chain Activity Services as provided in Section 1.5(b) of the Transition Period Services Agreement.

          2.5 Payment of Purchase Price. Payment by Buyer of the Purchase Price shall be made by the transfer of immediately available funds to an account in the US designated by Seller.

                                   ARTICLE 3

                               CLOSING; DELIVERIES

          3.1 The Closing. The closing of the sale and purchase of the Acquired Assets (the "Closing") shall take place at the offices of the Seller at 781 Chestnut Ridge Road, Morgantown, West Virginia, at 10:00 a.m., local time, on the Effective Date. At the Closing, the Parties will exchange funds, certificates and other documents as specified in this Agreement.

          3.2 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following:

     (a) cash in the non-refundable amount of Twenty Three Million Dollars ($23,000,000.00). For clarity the amounts to be computed pursuant to Section 2.4(b) shall be paid in accordance with Section 3.5;

     (b) a counterpart to the Transition Period Services Agreement in the form of Exhibit D hereto and a counterpart to the Interim Agreement in the form of Exhibit G hereto, each duly executed on behalf of Buyer;

     (c) a counterpart to a Bill of Sale and Assignment and Assumption Agreement in substance consistent with this Agreement and in customary form (the "Bill of Sale"), duly executed on behalf of Buyer;

     (d) a certified copy of a resolution of Buyer's Board of Directors approving the transactions contemplated by this Agreement; and

     (e) the letters set out in Schedule 3.2(e) duly executed on behalf of Buyer.

     (f) a copy of a search against the Buyer conducted at Companies House dated a recent date prior to the Closing.

          3.3 Deliveries by Seller. At the Closing, Seller shall deliver to Buyer the following:

     (a) a counterpart to the Transition Period Services Agreement, and a counterpart to the Interim Agreement in the form of Exhibit G hereto, each duly executed on behalf of Seller;

     (b) a counterpart to the Bill of Sale, duly executed on behalf of Seller;

     (c) assignments (the "IP Assignments") of the Acquired Intellectual Property identified in Part 1 of Exhibit A, in customary form;

     (d) a certificate from the Secretaries of State of West Virginia and of Texas, dated a recent date prior to the Closing, certifying as to Seller's good standing;

     (e) a certificate from the Secretary of Seller, certifying as to Seller's certificate of incorporation and by-laws, and actions taken by the Board of Directors of Seller approving the transactions contemplated by this Agreement;

     (f) the consents ("Required Consents") set forth on Schedule 3.3(f); and

     (g) the letters set out in Schedule 3.3(g) duly executed on behalf of Seller.

          3.4 Post Closing Accounts Arrangements. For all credits price concessions, rebates, administrative fees, reimbursements, chargebacks, rejections, returns (including the cost of destroying any return) and similar ("Costs") (as referred to in the Transition Period Services Agreement, Section 2.2) paid or issued subsequent to Closing that pertain:

          (a) to the sale of Product prior to Closing, Seller shall be responsible for those Costs; and

          (b) to the sale of the Product subsequent to Closing, Buyer shall be responsible for those Costs.

          Buyer shall reimburse the Seller, and Seller shall reimburse Buyer, for any payments made by it for which the other is responsible pursuant to this Section, in each case against invoice. Determination of liability for any particular Cost shall be made using the methodology that most accurately and reasonably allocates Costs as outlined above, such as lot number of the Product sold, or where it is not possible to determine the lot number of Product sold, by the timing between incurring the Cost and the time of actual payment (such time lag to be reasonable to both Parties) or such other method as the Parties may agree. If the Parties cannot agree on allocation of any Cost, the calculation will be submitted for determination to an international, independent public accounting firm mutually selected by the Parties, and such determination will be binding on the Parties. For ease of administration, the Parties agree to accept the following assumptions:

          (i) for Medicaid rebates, rebates that are claimed within 180 days of Closing will be deemed to pertain to Seller's sales and rebates claimed thereafter (or any with Buyer's label) will be deemed to pertain to Buyer's sales;

          (ii) with respect to returns, each Party is responsible for all returns relating to entire lots of Product sold by it. Where each Party has sold part of a lot of Product, unless otherwise agreed, returns will be destroyed and the responsibility for the Costs of such returns will be allocated between Buyer and Seller in proportion to volume of sales of Product made by it from that lot. The Parties believe the above calculation would be the most reasonable basis for allocating returns, however, if after reviewing the actual return activity, a Party believes an alternate basis is more accurate it may propose such alternate basis. If the Parties cannot agree on the suggested alternate allocation of returns, the calculation will be submitted for determination to an international, independent public accounting firm mutually selected by the Parties, and such determination will be binding on the Parties.

          3.5. Transfer / Delivery of Acquired Assets. The Parties agree that the transfer/delivery off the Acquired Assets from Seller to Buyer shall be done in accordance with the terms set forth in the Transition Period Services Agreement. The Parties acknowledge that Seller may retain a copy of all Books and Records for regulatory, liability or archival purposes as set out in the Transition Period Services Agreement.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Buyer as of the Effective Date:

          4.1 Corporate Organization; Authority. Mylan Pharms is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virgina, and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets. Bertek is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets.

          4.2 Authority Relative to this Agreement. Seller has all requisite power and authority (including corporate power or authority) to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions provided for herein and therein. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Seller, and, assuming this Agreement has been duly authorized, executed and delivered by Buyer, this Agreement constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar Laws now or hereafter in effect relating to creditors' rights generally.

          4.3 No Violations; Consents and Approvals. Except as set forth in
     Schedule 4.3, neither the execution and delivery by Seller of this Agreement or the other Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby or thereby, will
     (a) violate any Law, ruling or other restriction of any Governmental Entity to which Seller is subject, (b) breach or violate any provision of the Certificate of Incorporation or By-laws of Seller, (c) conflict with, result in a material breach of, result in the acceleration of, result in a notice obligation under, create in any party a right to accelerate, terminate or modify or cancel, any Contract to which Seller is a party or by which Seller is bound, (d) result in the creation of any Encumbrance upon the Acquired Assets, or (e) except as otherwise expressly contemplated by this Agreement, require any consent, waiver, approval, authorization of, permit from, filing with, or notification to any Governmental Entity or any other Person in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby; provided, however, that this Section 4.3 shall not extend to any consent, waiver, approval, authorization, Permit, filing or notification that may be required due to Buyer's status as a foreign entity. This Section does not affect Section 2.2(b).

          4.4 Compliance with Law. Seller has complied in all material respects with all Laws applicable to the Product, the Acquired Assets and the Assumed Liabilities (and any of them) and Seller's operations in connection therewith and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against Seller alleging any failure to so comply.

          4.5 Assigned Contracts. With respect to each Assigned Contract and the Vetter Agreement, except as set forth in Schedule 4.5(a): (i) such Assigned Contract and the Vetter Agreement is in full force and effect; (ii) Seller is not in material breach or default thereunder, and, to Seller's Knowledge, no event has occurred which with notice or lapse of time would reasonably be expected to constitute a material breach or default, or permit termination, modification, or acceleration, under such Assigned Contract or the Vetter Agreement; (iii) neither Seller nor, to Seller's Knowledge, any other party to such Assigned Contract or the Vetter Agreement has repudiated any material provision thereof; and (iv) Seller has not received any notice that it has violated, defaulted under or breached such Assigned Contract or the Vetter Agreement. Other than the Assigned Contracts and the Contracts copies of which were received by Buyer from Seller prior to the Effective Date (including the Vetter Agreement), Seller has not entered into any Contract which is at the Effective Date material to the Product.

          4.6 Litigation. Except as set forth on Schedule 4.6, there is not currently and has not been previously any action, suit or proceeding pending, decided or settled or, to Seller's Knowledge, threatened, against Seller, relating in any way to the Product, the Acquired Assets or the Assumed

     Liabilities (or any of them) or to Seller's operations in connection therewith, before any court or Governmental Entity or arbitral body or other dispute resolution body. There is no investigation or inquiry being conducted or, to Seller's Knowledge, threatened, by any Governmental Entity involving Seller, or relating to Seller's use, development, commercialization or manufacture of the Product. Except as set forth in
     Schedule 4.6, Seller has not received notice that it is subject to any outstanding judgment, order, injunction, default notice or decree of any Governmental Entity.

          4.7 Rights in Acquired Assets. Save for those Acquired Assets identified in Schedule A as being licensed to Seller, Seller has good title to all of the Acquired Assets, free and clear of all Encumbrances. With respect to those Acquired Assets identified in Schedule A as being licensed to Seller, Seller's license interest is valid and subsisting and free of all Encumbrances. Following consummation of the transactions contemplated by this Agreement, Buyer will have the same rights, titles, and interests in and to the Product and the Acquired Assets from and after Closing as Seller has on the date immediately prior to the Effective Date. The Acquired Assets, together with the (a) the Contracts copies of which were received by Buyer from Seller prior to the Effective Date; and (b) the inventory listed in Part 2 of Schedule 2.4(b); constitute all assets and rights owned or Controlled by Seller and any of its Affiliates which are material to the Product.

          4.8 Intellectual Property.

     (a) Except as expressly stated in Schedule 4.8, all of the Acquired Intellectual Property is either (i) wholly and exclusively owned by Seller free and clear of all options, rights, licenses, restrictions, interests of any kind, and Encumbrances or (ii) duly, validly, wholly, and exclusively licensed to Seller in North America and Seller's license interest is valid and subsisting and free of all Encumbrances. Schedule A accurately identifies which Acquired Intellectual Property is owned by Seller and which is licensed to Seller.

     (b) There are no claims pending or, to Seller's Knowledge, threatened, with regard to the use, ownership or licensing to or by Seller of any of the Acquired Intellectual Property. As of the Effective Date, Seller has and as of Closing Seller will have the legal power to convey to Buyer all of its ownership and license interests in the Acquired Intellectual Property.

     (c) There is not currently and there has not been previously, any pending, decided or settled injunction, claim, lawsuit, proceeding, hearing, investigation, complaint, arbitration, mediation, demand, ITC investigation, decree, or any other dispute, disagreement, or claim related to the Acquired Intellectual Property (collectively referred to hereinafter as "Disputes"), nor, to Seller's Knowledge, has any such Dispute been threatened, challenging the legality, validity, enforceability or ownership of or Seller's rights to any Acquired Intellectual Property.

     (d) To Seller's Knowledge, none of the Acquired Intellectual Property has been infringed, is being infringed, has been misappropriated, or has been the subject of any unauthorized use or disclosure. The Seller does not and its Affiliates do not own or Control any patent or patent application relating to the Product.

     (e) There is not currently and there has not been previously any pending, decided or settled or, to Seller's Knowledge, threatened, claim that the use, development, commercialization or manufacture of the Product, or the use or exploitation of the Acquired Intellectual Property or Seller, by virtue of its practice thereof, has infringed, is infringing, or will infringe any Intellectual Property Rights of any Third Party. Neither Seller nor any of its Affiliates have granted or created any contractual, legal, or other restriction on the use of any of the Acquired Intellectual Property other than as set forth in any document establishing Seller's right to such Acquired Intellectual Property or in Schedule 4.8 and to Seller's Knowledge, no such restriction exists. Notwithstanding the foregoing or anything to the contrary herein, Buyer acknowledges that Seller has not sought or procured a "freedom to operate" opinion from patent counsel with respect to the development, manufacture, importation, sale marketing, distribution or other use the Product, and no duty on the part of Seller to seek or procure such an opinion shall be implied from this Section 4.8(e) or any other provision hereof.

     (f) All Registered IP included among the Acquired Intellectual Property and all registered trademarks and service marks, and applications for registration of trademarks and service marks owned (in whole or in part) by Seller have been (and all of the foregoing that are licensed to Seller have been, to Seller's Knowledge) duly registered and/or filed with or issued by each appropriate Governmental Entity and all necessary maintenance fees have been (or, with respect to licensed rights have been, to Seller's Knowledge) timely paid to continue all such rights in effect and such rights have not lapsed or been cancelled.

     (g) Seller has taken commercially reasonable measures and precautions to safeguard and maintain the confidentiality of all Acquired Intellectual Property (except such Acquired Intellectual Property whose value would be unimpaired by public disclosure). Seller has and enforces a policy requiring each employee and consultant to execute proprietary information, confidentiality and assignment agreements substantially in Seller's standard form.

     (h) All fees, annuities, royalties, honoraria and other payments that are or were due from Seller on or before the Effective Date for any of the Acquired Intellectual Property or the Assigned Contracts related thereto have been paid.

          4.9 Permits. No violations are or have been recorded in respect of any Permit by the entity that issued the Permit, and no proceeding is pending or, to Seller's Knowledge, threatened, to suspend, revoke, limit or modify either Permit. Exhibit E sets out the status of all outstanding Post-Marketing Commitments as of the Effective Date.

          4.10 Regulatory Compliance. Seller has not used in any capacity the services of any person debarred under section 306 of the FDCA in connection with any work performed on the Product.

          4.11 Stock. All raw materials, finished goods and inventory of Product comprising Acquired Assets are saleable and usable for the purpose for which it is intended.

          4.12 Product Registration Files. The NDA and IND have been maintained in accordance with all Laws and guidance documents in all material respects.

          4.13 Information. Seller has made available to Buyer all information in its or its Affiliates possession or Control which it reasonably believes to be material to the Product, the Acquired Assets and the Assumed Liabilities.

          4.14 Affiliates. No Affiliate of Seller owns or controls any assets or rights which are material to the Product, and no Affiliate of Seller has ever tested, developed, marketed or sold the Product.

          4.15 Ordinary Course. Over the past three (3) months before the Effective Date, Seller has not offered any special promotions regarding the Product that are substantially different from Seller's past practice regarding the Product. Aggregate sales of Product by Seller since October 1, 2005 have not exceeded US$***.

                                    ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller as of the Effective Date:

          5.1 Corporate Organization; Authority. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of England and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets. Buyer is qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified would have a material and adverse effect on Buyer. Buyer has appointed Dr. Becky Prokipcak of CanReg Inc as its agent in the US for regulatory purposes.

          5.2 Authority Relative to this Agreement. Buyer has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by its Board of Directors, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement has been duly authorized, executed and delivered by Seller, constitutes the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar laws now or hereafter in effect relating to creditors' rights generally.

          5.3 No Violations; Consents and Approvals. Neither the execution and delivery by Buyer of this Agreement or the other Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate any Law, ruling or other restriction of any Governmental Entity to which it is subject, (b) breach or violate any provision of its constitutional documents, (c) conflict with, result in a material breach of, result in the acceleration of, create in any party a right to accelerate, terminate or modify or cancel, any Contract to which it is a party or by which it is bound, (d) result in the creation of any Encumbrance upon any of its assets, or (e) require any material consent, waiver, approval, authorization of, permit from, filing with, or notification to any Governmental Entity or any other Person in connection with its execution delivery and performance of this Agreement and or the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except as otherwise expressly contemplated by this Agreement.

          5.4 Litigation. There is not currently and has not previously been any action, suit or proceeding pending, decided or settled or, to Buyer's Knowledge, action, suit or proceeding threatened, against Buyer before any Governmental Entity or arbitral body which will impair or delay Buyer's ability to consummate the transactions contemplated by this Agreement, and to Buyer's Knowledge, there are no circumstances existing which are likely to give rise to any such action, suit or proceeding. Buyer has not received notice that it is subject to any outstanding judgment, order, injunction, default notice or decree of any Governmental Entity or arbitral body which is reasonably likely to materially impair or delay Buyer's ability to consummate the transactions contemplated by this Agreement.

          5.5 Brokers and Finders. Neither Buyer nor any of its officers, directors or employees has employed any investment banker, broker or finder that would impose any liability on Seller for any investment banking fees, brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

          5.6 Sufficient Funds. Buyer has sufficient financial wherewithal to:
     (a) perform all of its obligations pursuant to this Agreement, including payment for the Purchase Price; (b) meet the Post-Marketing Commitments outstanding as of the Effective Date as set out in Exhibit E and, to Buyer's Knowledge, all other Post-Marketing Commitments; and (c) meet all of Buyer's obligations that come due in the ordinary course of business.

          5.7 Post-Marketing Commitments. Buyer acknowledges that from and after Closing, Buyer shall be, and hereby is, responsible to the FDA and any or all other applicable Governmental Entities for full performance of all the Post-Marketing Commitments. Buyer has the necessary expertise to properly perform all of the Post-Marketing Commitments. Buyer acknowledges, and the Parties agree, that, from and after Closing, Seller will have no further obligations whatsoever for, or in connection with, the Post-Marketing Commitments.

          5.8 Due Diligence. Buyer has conducted a comprehensive review and analysis of all information made available by Seller to Buyer and acknowledges that Buyer has been provided adequate access to the personnel, properties, premises and records of Seller for such review and analysis. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, BUYER ACKNOWLEDGES THAT NEITHER SELLER NOR ANY OF ITS AFFILIATES MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

          5.9 Notice of NDA Updates. Buyer hereby agrees that it will in response to written requests received from time to time from Britannia Pharmaceuticals, Limited or its nominee inform such Person whether or not Buyer has filed an update to the NDA with the FDA since the previous request (or in respect of the first such request, since the Closing) provided that Buyer's sole liability in respect of a breach of this obligation will be to provide the response pursuit to a repeated request.

                                    ARTICLE 6

                               FURTHER ASSURANCES

          6.1 Efforts; Further Assurances. Subject to the terms and conditions herein provided, (i) each of Seller and Buyer shall use its respective commercially reasonable efforts to obtain all consents, approvals and authorizations that are required to be obtained under any Law, and (ii) each of Seller and Buyer shall use its respective commercially reasonable efforts to effect all necessary registrations and filings and submissions of information requested or required by Governmental Entities; in each case, as may be required to give full effect to the transactions contemplated by this Agreement and the Transaction Documents. Each of Seller and Buyer further covenants and agrees, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the transactions contemplated hereby, to use their respective commercially reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be. Each party, shall at the request of the other party, execute such documents and do such other acts and things as may be reasonably required to vest in Buyer the Acquired Assets and the Assumed Liabilities.

          6.2 Public Announcements. Each Party shall give the other an opportunity for prior review and comment on its proposed press release, and shall not issue its press release until it has been approved by both Buyer and Seller (approval not to be unreasonably withheld or delayed). Neither Party shall, and they shall ensure that their respective Affiliates do not, otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby or issue any press release or make any such public statement without the consent of the other Party, except that such approval shall not be required for a public statement to the extent either Party is advised by its legal counsel that such disclosure is required by Law or the rules of a stock exchange to which a Party is subject.

          6.3 Fees and Expenses. Except as expressly contemplated hereby, each Party agrees to bear its own expenses in connection with the transactions contemplated hereby, including fees and expenses of accountants, attorneys, investment advisors, and other professionals.

          6.4 Confidentiality. Any confidential information disclosed by one Party and/or its Affiliates to the other Party and/or its Affiliates shall be subject to the terms of that certain confidentiality agreement by and between Mylan Laboratories Inc. and Vernalis (R&D) Ltd dated August 30, 2005 ("Confidentiality Agreement"), which is incorporated herein by reference in its entirety.

          6.5 Transfer Taxes. All sales, use and transfer taxes, including but not limited to any value added, stock transfer, stamp duty and real, personal, or intangible property transfer taxes, in each case chargeable to the Buyer by reason of its acquisition of the Acquired Assets, including any interest or penalties in respect thereof (the "Transfer Taxes") shall be paid by Buyer. Seller and Buyer shall cooperate with each other and use their commercially reasonable efforts to minimize the Transfer Taxes attributable to the transfer of the Acquired Assets.

          6.6 Cooperation on Tax Matters.

          (a) Each of Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Product and any Acquired Assets as is reasonably necessary for the filing of any Tax Return, the preparation for, or conduct of, any tax audit, or the prosecution or defense of any claim, suit or proceeding relating to any proposed tax adjustment relating to the Acquired Assets. Buyer and Seller shall keep all such information and documents received by them confidential unless otherwise required by Law or the rules of any stock exchange and other documents related to taxes as are reasonably necessary to carry out the intent of this Agreement.

          (b) Buyer and Seller agree to retain or cause to be retained all books and records pertinent to the Acquired Assets until the applicable period for assessment of Taxes under Laws applicable to it (giving effect to any and all extensions or waivers) has expired, and such additional period as necessary for any administrative or judicial proceedings to which it is subject to relating to any proposed assessment, and to abide by all record retention agreements entered into by it with any taxing authority.

                            ARTICLE 7 INDEMNIFICATION

          7.1 Indemnification Obligation of Seller.

     (a) Seller shall indemnify Buyer, its Affiliates and their respective stockholders, officers, directors, employees, agents, representatives and successors and assigns (each a "Buyer Indemnitee" and, collectively the "Buyer Indemnitees") in respect of, and save and hold each Buyer Indemnitee harmless against any Losses which such Buyer Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of, without duplication:

               (i) any facts or circumstances which constitute a misrepresentation or breach of any representation or warranty made by Seller set forth in this Agreement or any Transaction Document, or in any certificate, document or instrument to be delivered by Seller pursuant to this Agreement;

               (ii) any non-fulfillment or breach of any covenant of Seller set forth in this Agreement;

               (iii) any Excluded Liabilities;

               (iv) any claim by a Third Party for (a) infringement of Third Party Intellectual Property Rights; (b) personal injury, death, damage to property or other damage, which in each case either (i) arises before Closing and relates to activities conducted in relation to the Product, the Acquired Assets, or the use, marketing, manufacturing or sale of the Product; or (ii) arises on and/or after Closing but relates to activities conducted in relation to the Product, or the use, marketing, manufacturing or sale of the Product, prior to Closing; or

               (v) Seller's negligence or willful misconduct.

          7.2 Indemnification Obligation of Buyer.

     (a) Buyer will indemnify Seller, its Affiliates and their respective stockholders, officers, directors, employees, agents, representatives and successors and assigns (each a "Seller Indemnitee" and, collectively the "Seller Indemnitees") in respect of, and save and hold each Seller Indemnitee harmless against any Losses which such Seller Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of, without duplication:

               (i) any facts or circumstances which constitute a misrepresentation or breach of any representation or warranty made by Buyer set forth in this Agreement or in any Transaction Document, or in any certificate, document, or instrument to be delivered by Buyer pursuant to this Agreement;

               (ii) any non-fulfillment or breach of any covenant of Buyer set forth in this Agreement;

               (iii) any of the Assumed Liabilities;

               (iv) any claim by a Third Party for (a) infringement of Third Party Intellectual Property Rights; (b) personal injury, death, damage to property or other damage, which in each case arises after Closing and relates to activities conducted in relation to the Product, the Acquired Assets, or the use, marketing, manufacturing or sale of the Product, after Closing; and

               (v) Buyer's negligence or willful misconduct.

          7.3 Indemnification Procedures.

     (a) Any Person making a claim for indemnification pursuant to Section 7.2 or 7.3 above (each, an "Indemnified Party") must give the Party from whom indemnification is sought (an "Indemnifying Party") written notice of such claim promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a "Proceeding") against or involving the Indemnified Party by any Person or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided, that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to Section
7.2 or 7.3 above, as applicable, except to the extent that such failure or delay actually harms the Indemnifying Party.

     (b) With respect to the defense of any Proceeding in respect of which an Indemnified Party would seek indemnification from the Indemnifying Party pursuant to Section 7.1 or 7.2 above, at its option, an Indemnifying Party may appoint as lead counsel of such defense any legal counsel approved by the Indemnified Party, such approval not to be unreasonably withheld or delayed.

     (c) Notwithstanding Section 7.3(b) above: (i) the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense, the Indemnifying Party will not be entitled to assume control of the defense of such claim (and the Indemnified Party will have the right to control such defense), and the Indemnifying Party will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party, if:

               (i) the Indemnified Party reasonably believes an adverse determination of such Proceeding would be reasonably likely to have a material and adverse effect upon the Indemnified Party's business;

               (ii) the Indemnified Party reasonably believes that there exists a conflict of interest which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Proceeding; or

               (iii) the Indemnified Party reasonably believes that the Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim following written notice and a thirty (30) day opportunity to cure.

     (d) the Party controlling the claim or proceeding must obtain the prior written consent of the other Party (which will not be unreasonably withheld, delayed or conditioned) prior to entering into any settlement of such claim or Proceeding or ceasing to defend such claim or Proceeding; provided that any such settlement shall provide for the full release of all claims against the party whose consent is required.

          7.4 Payment. Upon the determination of the liability under this
     Article 7 or otherwise between the parties or by judicial proceeding, the appropriate party shall pay to the other, as the case may be, within twenty
     (20) Business Days after such determination, the amount of any claim for indemnification made hereunder. All amounts not paid when due under this
     Article 7 will accrue interest, payable on demand, at a rate equal to the lesser of (i) two (2) percent above the prime rate of Citibank per annum and (ii) the maximum rate allowable under Law, from the date due until paid in full and each paying party will pay the other party's reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred in attempting to collect any such amounts.

          7.5 Adjustment for Insurance. The amount of indemnity payable under
     Section 7.2 or Section 7.3 shall be calculated after giving effect to any proceeds actually received from insurance policies covering the Loss that is the subject of the claim for indemnity, net of any increase in premium as a result of such claim.

                                   ARTICLE 8

                               GENERAL PROVISIONS

          8.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by prior written agreement signed by the Parties.

          8.2 Waiver of Compliance; Consents. Any failure of any of the Parties to comply with any obligation, covenant, agreement or condition contained herein may be waived by the Party entitled to the benefits thereof only by waiver in writing, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          8.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by confirmed facsimile transmission, confirmed courier service, or by registered or certified mail (airmail postage prepaid, return receipt requested) to the respective Parties as follows:

          If to Buyer:

          Vernalis (R&D) Limited
          Oakdene Court, Winnersh
          Berkshire, RG41 5UA
          United Kingdom
          Facsimile No.: +44 (0) 118 989 9367
          Attention: Company Secretary

          and

          If to Seller:

          Mylan Pharmaceuticals Inc.
          781 Chestnut Ridge Road
          Morgantown, WV 26505
          Facsimile No.: 304-598-5408
          Attn: Vice President Business Development and Strategic Marketing

          marked to be copied to:

          Chief Legal Officer
          Mylan Pharmaceuticals Inc.
          1500 Corporate Drive, Suite 400
          Cannonsburg, PA 15317
          Facsimile No.: 724-514-1870

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

          8.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto without the prior written consent of the other Party, nor is this Agreement intended to confer upon any other person except the Parties hereto any rights or remedies hereunder; provided, however, that
     (a) Buyer may assign any or all of its rights, interests and obligations hereunder to any Affiliate of Buyer; and provided further, that Buyer may assign its rights and delegate its obligations hereunder to (i) any Person in connection with a sale of all or substantially all of the Acquired Assets, (ii) any Person who acquires all of the capital stock of Buyer, or
     (iii) any Person providing financing to Buyer or its Affiliates; and (b) Seller may (i) assign or delegate any or all of its rights interests and obligations hereunder to any of its Affiliates or to a successor by way of a sale of all or substantially all of the assets of Seller, or a merger or similar transaction and (ii) assign any of its rights to payment hereunder to any Third Party. This Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their successors and permitted assigns.

          8.5 Dispute Resolution. In the event of any claim arising out of or relating to any provision of this Agreement, failing resolution of the controversy or claim, the matter shall be referred to the Chief Executive Officer of Buyer and the President of Mylan Pharms on behalf of Seller who shall, as soon as practicable, attempt in good faith to resolve the controversy or claim. If such controversy or claim is not resolved within fifteen (15) Business Days of the date of initial referral by any Party of the matter to the chief executive officers, either Party shall be free to initiate legal proceedings in accordance with Section 8.8.

          8.6 Specific Performance. Each of the Parties acknowledge and agree that the other Party would be damaged irreparably and could not be made whole by monetary damages in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, each Party agrees to the granting of specific performance of this Agreement and injunctive or other equitable relief in favor of the other Party as a remedy for any such breach, in addition to any other remedy to which it may be entitled, at law or in equity.

          8.7 Disclaimer of Warranties. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, (a) SELLER HEREBY EXPRESSLY DISCLAIMS ANY WARRANTY REGARDING THE VALIDITY OF THE ACQUIRED ASSETS AND MAKES NO REPRESENTATION WHATSOEVER WITH REGARD TO THE SCOPE OF THE ACQUIRED ASSETS OR THAT THE ACQUIRED ASSETS MAY BE EXPLOITED BY BUYER, ITS AFFILIATES AND LICENSEES WITHOUT INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS; AND (b) SELLER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED AND EXPRESS WARRANTIES INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE ACQUIRED ASSETS OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT.

          8.8 Governing Law and Jurisdiction.

     (a) This Agreement and any claims or disputes arising out of or related to this Agreement or to the transactions contemplated hereby or to the inducement of any Party to enter herein (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

     (b) Each Party irrevocably agrees that any legal action, suit or proceedings against it arising out of or in connection with this Agreement or in the transactions contemplated hereby or thereby or to the inducement of any party to enter herein or therein (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be brought exclusively in the United States District Court for the Southern District of New York, or, if such court does not have subject matter jurisdiction, the state courts of New York located in New York County and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action or proceeding.

     (c) The New York courts are the most appropriate and convenient courts to settle any such dispute and each party waives objection to the New York courts on grounds of inconvenient forum or otherwise as regards proceedings out of or in connection with this Agreement.

     (d) Each of the Parties agrees that service of any process, summons or document to such party's respective addresses set forth in Article 8.3 shall be effective service of process for any action, suit or proceeding in New York with respect to any matter for which it has submitted to jurisdiction pursuant to
Section 8.8(a). This Section does not affect any other method of service allowed by law.

     (e) EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A JURY TRAIL OF ANY LITIGATION, CLAIM OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED ON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY IT. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8 IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

          8.9 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures will be binding on the Parties and Guarantor.

          8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity of enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

          8.11 Captions. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

          8.12 Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

          8.13 Entire Agreement. This Agreement, including the documents, schedules, certificates and instruments referred to herein, the Transaction Documents and the Confidentiality Agreement embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such transactions.

          8.14 Independent Contractors. It is understood and agreed that the Parties are independent contractors and nothing contained in this Agreement is intended to make either Party a general or special agent, legal representative, joint venturer, partner or employee of the other or otherwise as participants in a joint or common undertaking for any purpose. Personnel supplied by a Party shall work for that Party and shall not, for any purpose, be considered as partners, joint venturers, employees or agents of the other Party. Each Party assumes full responsibility for the acts of its personnel while performing services hereunder and shall be responsible solely for their supervision, direction and control, compensation, benefits and taxes. Neither party has, expressly or by implication, or may represent itself as having, directly or indirectly, any authority to act for or on behalf of the other Party or to make contracts or enter into any agreements in the name of the other party, or to obligate or bind the other party in any manner whatsoever.

          8.15 Interpretation. The parties acknowledge that this Agreement is a product of negotiations and that no inference should be drawn regarding the drafting or preparation of this Agreement.

          8.16 Guaranty. Subject to (i) the obligation of Seller to provide Buyer with any notice required by this Agreement, (ii) the application of any applicable cure period set forth in this Agreement; and (iii) the non-payment by the Buyer of any amount as and when due under this Agreement, Vernalis plc ("Guarantor") hereby guarantees, in favor of Seller, (a) the prompt and full performance of the payment obligations of Buyer under this Agreement as due on demand of Seller; and (b) the prompt and full payment of any amounts owed by Buyer to Seller as due on demand of Seller, under this Agreement (the "Guaranty"). Guarantor waives presentment notice, dishonor and notice of dishonor and any other defenses (but not defenses that Buyer would be entitled to raise against Seller). This Guaranty is an absolute, unconditional and irrevocable continuing guaranty of the performance of Buyer's obligations and payment under this Agreement.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

                                        MYLAN PHARMACEUTICALS INC.


                                        By:
                                            ------------------------------------
                                        Print Name:
                                                    ----------------------------
                                        Title:
                                               ---------------------------------


                                        MYLAN BERTEK PHARMACEUTICALS INC.


                                        By:
                                            ------------------------------------
                                        Print Name:
                                                    ----------------------------
                                        Title:
                                               ---------------------------------


                                        VERNALIS (R&D) LIMITED.


                                        By:
                                            ------------------------------------
                                        Print Name:
                                                    ----------------------------
                                        Title:
                                               ---------------------------------


                                        For purposes of Section 8.16:

                                        VERNALIS PLC


                                        By:
                                            ------------------------------------
                                        Print Name:
                                                    ----------------------------
                                        Title:
                                               ---------------------------------

                                    EXHIBIT G
                                Interim Agreement
                                 (see attached)

                                INTERIM AGREEMENT

This Interim Agreement (this "Agreement") is entered into as of November 3, 2005, (the "Effective Date") by and among Mylan Pharmaceuticals Inc., a West Virginia corporation ("Mylan Pharms"), and Mylan Bertek Pharmaceuticals Inc., a Texas corporation ("Bertek") (Mylan Pharms and Bertek, individually and collectively "Seller") and Vernalis (R&D) Limited, an English company ("Buyer"). Buyer and Seller are each sometimes referred to herein as a "Party" and collectively as the "Parties."

     1. Mylan Pharms is a party to a certain Supply Agreement and associated Quality Agreement with Vetter Pharma-Fertigung GmbH & Co. KG (the "Vetter Agreement" and "Vetter") dated as of April 1, 2004, pertaining to the manufacture of APOKYN(R) (apomorphine hydrocloride for subcutaneous injection) (the "Product"). The Parties intending to effect an assignment of the Vetter Agreement from Mylan Pharms to Buyer, have contacted Vetter for the purpose of facilitating such assignment. Based upon such contact, the Parties believe that Vetter's consent to such assignment is imminent. The Parties have entered into this Agreement in order to provide for Buyer the benefits under the Vetter Agreement.

     2. Mylan Pharms hereby agrees that it will comply with its obligations under, will not create an encumbrance on, and will not amend or terminate, the Vetter Agreement until the earliest to occur of (i) Vetter delivers its written consent to the assignment of the Vetter Agreement to Buyer and assigns the Vetter Agreement to Buyer in which case Mylan Pharms will not adversely affect the Vetter Agreement, (ii) Buyer (or an affiliate) and Vetter enter into an agreement in substitution for the Vetter Agreement and Vetter delivers to Seller a written release from the Vetter Agreement in form and substance reasonably acceptable to Seller, and (iii) the second anniversary of the Effective Date. In no event will this Agreement terminate later than the second anniversary of the Effective Date. Nevertheless, the Parties recognize that Seller does not guaranty Vetter will supply Product and that Vetter retains the right to terminate the Vetter Agreement under circumstances described therein. Seller, prior to the first to occur of the events described in clauses (i), (ii), or
(iii) above will receive orders for Product from Buyer, place such orders with Vetter, and otherwise operate to provide to Buyer the benefits of the Vetter Agreement. Seller shall supply Product to Buyer, such supply to be at the prices and on exactly the same terms as the Vetter Agreement (with Seller being substituted for Vetter and Buyer being substituted for Mylan Pharms). Seller shall also promptly notify Buyer of any notice received under or pursuant to the Vetter Agreement and consult with Buyer with respect to the response to any such notice, and if the notice is notice of breach, take all steps required by Buyer to remedy such breach and avoid termination of the Vetter Agreement

     3. Seller shall promptly notify Buyer of any breach of the Vetter Agreement by Vetter. To the extent a breach of this Agreement by Seller is caused by a breach of the Vetter Agreement by Vetter, Seller shall, at Buyer's request and expense do and take all such actions as Buyer may reasonably request to enforce the terms of the Vetter Agreement, (including without limitation pursuing any legal or other action and/or settling any such action, all as directed by Buyer), and Seller shall not make admissions which might prejudice any such action. Seller shall also deliver to Buyer all damages and costs recovered pursuant to, and the benefit of any other remedy and/or settlement resulting from, any action taken by Seller pursuant to Buyer's request. The remedy set out in this Section 3 shall be Buyer's sole remedy for any breach of this Agreement to the extent such breach is caused by a breach of the Vetter Agreement by Vetter.

     4. Buyer hereby agrees to pay Seller for Product at the time and to the extent that quantities of Product forecasted by Buyer for purchase for each month become a firm purchase commitment. Buyer will submit orders to Mylan Pharms for presentation to Vetter. The price to Buyer for Product shall be that charged by Vetter to Seller. In the event that Buyer requests Seller to continue to provide supply chain activity services, analytical testing and quality services, or other services in connection with making the benefits of the Vetter Agreement available to Buyer beyond the time required by the Transition Period Services Agreement due to the continuing existence of this Agreement, Buyer shall pay thereafter to Seller (i) $*** per month for supply chain activity services and other services, and (ii) for analytical testing services: $*** per lot of active pharmaceutical ingredient; $*** per lot of inactive ingredient; $*** per lot of final product; and $*** per stability test interval. On the first anniversary of the Effective Date, such charges shall be adjusted to reflect any increase in the cost of living during the prior 12 months. Expiration of this Agreement shall be coincidental with the first to occur of the events set forth in clauses (i), (ii) and (iii) of Section 2 above.

     5. Buyer hereby acknowledges that in order for Mylan Pharms to procure Product it will be necessary for Buyer to respond promptly to inquiries of Mylan Pharms from time to time about a variety of matters including, but not limited to, those having regulatory implications. Buyer agrees to promptly respond as soon a reasonably practicable to enable Seller to respond to Vetter as required under the Vetter Agreement to any and all inquiries made by Mylan Pharms for purposes of acting under the Vetter Agreement. Buyer and Seller hereby agree to reasonably cooperate to fulfill the intended objectives of this Agreement. Further, the Parties shall endeavor to establish plans and procedures to implement operation of this Agreement.

     6. Buyer agrees to indemnify, hold harmless, and defend Seller against any third party claim made against Seller and all losses, damages, claims, costs, and expenses, interest, awards, judgments, and penalties awarded against Seller pursuant to such third party claim, and reasonable attorneys' fees and other reasonable out-of-pocket costs incurred defending such third party claim ("Damages") to the extent such Damages result from the supply of Product or performance of services under this Agreement other than those Damages arising from the default, negligence or willful misconduct of Seller. Seller agrees to indemnify, hold harmless, and defend Buyer against any and all Losses (as defined in the Asset Purchase Agreement) arising out of any third party claim incurred by Buyer or Buyer's Affiliates as a result of the default, negligence or willful misconduct of Seller under this Agreement other than those Losses (as defined in the Asset Purchase and Assignment Agreement of even date herewith and entered into by the Parties) arising from the default, negligence or willful misconduct of Buyer. The procedures by which a claim for indemnification shall be brought forward and the payment of any amount due as a result shall be as set forth in Sections 7.3 and 7.4 of the Asset Purchase and Assignment Agreement of even date herewith and entered into by the Parties.

     7. Buyer and Seller will use commercially reasonable efforts to obtain from Vetter consent to an assignment of the Vetter Agreement from Mylan Pharms to Buyer as soon as possible, whereupon Mylan Pharms will assign the Vetter Agreement to Buyer. Upon such assignment, the Vetter Agreement shall become an Assigned Contract for the purposes of the Asset Purchase and Assignment Agreement made between the Parties of even date. Buyer will use commercially reasonable efforts to obtain from Vetter a substitute agreement for the supply of Product as soon as practicable, if requested by Vetter. Seller will not obstruct Buyer in securing either an assignment or a separate agreement with Vetter.

     8. . IN NO EVENT SHALL SELLER BE LIABLE TO BUYER FOR INDIRECT, PUNITIVE, SPECIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING LOSS OF PROFITS, AND LOSS OR INTERRUPTION OF BUSINESS. DURING THE FIRST NINETY (90) DAYS FOLLOWING EFFECTIVE DATE SELLER'S AGGREGATE LIABILITY ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT SHALL BE LIMITED TO CORRECTION OR RE-PERFORMANCE OF THE SERVICES BY SELLER AT SELLER'S EXPENSE. THEREAFTER, THE SELLER'S AGRREGATE LIABILITY, EXCEPT FOR GROSS NEGLIGENCE OR WILFULL MISCONDUCT, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT SHALL BE LIMITED TO CORRECTION OR RE-PERFORMANCE OF THE SERVICES BY SELLER AT SELLER'S EXPENSE. This Section 8 shall not be construed to limit a Party's obligations under Section 6.

     9. Seller shall be entitled to terminate this Agreement in the event of a material breach by Buyer thirty (30) days after receipt by Buyer of written notice of such breach if such failure is not cured within such thirty (30) day period. The benefits of this Agreement are personal to Buyer and are not for the benefit of any successor or assign of Buyer or any other third party. Sections 5 and 7 shall survive the expiration or early termination of this Agreement.

     10. Amendment and Modification. This Agreement may be amended, modified or supplemented only by prior written agreement signed by the Parties.

     11. Waiver of Compliance; Consents. Any failure of any of the Parties to comply with any obligation, covenant, agreement or condition contained herein may be waived by the Party entitled to the benefits thereof only by waiver in writing, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     12. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by confirmed facsimile transmission, confirmed courier service, or by registered or certified mail (airmail postage prepaid, return receipt requested) to the respective Parties as follows:

          If to Buyer:

          Vernalis (R&D) Limited
          Oakdene Court, Winnersh
          BERKSHIRE, RG41 5UA
          UNITED KINGDOM
          Facsimile No.: +44 (0) 118 989 9367
          Attention: Company Secretary
          and

          If to Seller:

          Mylan Pharmaceuticals Inc
          781 Chestnut Ridge Road
          Morgantown, WV 26505.
          Facsimile No. 304 598 5408
          Attn: Vice President Business Development and Strategic Marketing

          marked to be copied to:

          Chief Legal Officer
          Mylan Pharmaceuticals Inc.
          1500 Corporate Drive, Suite 400
          Cannonsburg, PA 15317
          Facsimile No.: 724-514-1870

     13. Dispute Resolution. In the event of any claim arising out of or relating to any provision of this Agreement, failing resolution of the controversy or claim, the matter shall be referred to the Chief Executive Officer of Buyer and the President of Mylan Pharms on behalf of Seller who shall, as soon as practicable, attempt in good faith to resolve the controversy or claim. If such controversy or claim is not resolved within fifteen (15) business days of the date of initial referral by any Party of the matter to the chief executive officers, either Party shall be free to initiate legal proceedings in accordance with Section 14.

     14. Governing Law and Jurisdiction.

     (a) This Agreement and any claims or disputes arising out of or related to this Agreement or to the transactions contemplated hereby or to the inducement of any Party to enter herein (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

     (b) Each Party irrevocably agrees that any legal action, suit or proceedings against it arising out of or in connection with this Agreement or in the transactions contemplated hereby or thereby or to the inducement of any party to enter herein or therein (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be brought exclusively in the United States District Court for the Southern District of New York, or, if such court does not have subject matter jurisdiction, the state courts of New York located in New York County and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action or proceeding.

     (c) The New York courts are the most appropriate and convenient courts to settle any such dispute and each party waives objection to the New York courts on grounds of inconvenient forum or otherwise as regards proceedings out of or in connection with this Agreement.

     (d) Each of the Parties agrees that service of any process, summons or document to such party's respective addresses set forth in Section 12 shall be effective service of process for any action, suit or proceeding in New York with respect to any matter for which it has submitted to jurisdiction pursuant to
Section 14(a). This Section does not affect any other method of service allowed by law.

     (e) EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A JURY TRAIL OF ANY LITIGATION, CLAIM OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED ON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY IT. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14 IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     15. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures will be binding on the Parties and Guarantor.

     16. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity of enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     17. Interpretation. The parties acknowledge that this Agreement is a product of negotiations and that no inference should be drawn regarding the drafting or preparation of this Agreement.

     18. Guaranty. Subject to (i) the obligation of Seller to provide Buyer with any notice required by this Agreement, (ii) the application of any applicable cure period set forth in this

Agreement; and (iii) the non-payment by the Buyer of any amount as and when due under this Agreement, Vernalis plc ("Guarantor") hereby guarantees, in favor of Seller, (a) the prompt and full performance of the payment obligations of Buyer under this Agreement as due on demand of Seller; and (b) the prompt and full payment of any amounts owed by Buyer to Seller as due on demand of Seller, under this Agreement (the "Guaranty"). Guarantor waives presentment notice, dishonor and notice of dishonor and any other defenses (but not defenses that Buyer would be entitled to raise against Seller). This Guaranty is an absolute, unconditional and irrevocable continuing guaranty of the performance of Buyer's obligations and payment under this Agreement.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

MYLAN PHARMACEUTICALS INC.


                                        By:
                                            ------------------------------------
                                        Print Name:
                                                    ----------------------------
                                        Title:
                                               ---------------------------------


                                        MYLAN BERTEK PHARMACEUTICALS INC.


                                        By:
                                            ------------------------------------
                                        Print Name:
                                                    ----------------------------
                                        Title:
                                               ---------------------------------

                                        VERNALIS (R&D) LIMITED


                                        By:
                                            ------------------------------------
                                        Print Name:
                                                    ----------------------------
                                        Title:
                                               ---------------------------------


                                        For purposes of Section 18 only:

                                        VERNALIS PLC


                                        By:
                                            ------------------------------------
                                        Print Name:
                                                    ----------------------------
                                        Title:
                                               ---------------------------------